Exhibit 10.1

EXECUTIVE DEPARTURE AGREEMENT AND RELEASE
This Executive Departure Agreement and Release (“Agreement”) is entered into by and between Greg Schwartz, his marital community, heirs, successors, and assigns (hereinafter “Executive”) and Zillow Group, Inc., its subsidiaries, successors and assigns (collectively hereinafter, the “Company”). Executive has been employed by Zillow, Inc., a wholly-owned subsidiary of Zillow Group, Inc. Executive and the Company are sometimes collectively referred to as the “Parties.”

Executive must return this Agreement fully executed not later than November 15, 2019 to receive the payments and benefits described in Section 3 below (Severance Benefits), which are payable only if this Agreement becomes effective. This Agreement will become effective on the date signed by both parties and returned to the Company (the “Effective Date”).
1.Separation from Employment. Executive’s voluntary resignation from the position of President of Media and Marketplaces for the Company will take effect on November 15, 2019. The Parties agree that subject to Executive’s compliance with the terms of this Agreement, Executive will remain on the Company’s payroll at his current level of compensation and benefits as a full-time employee of the Company in order to provide transition services as requested by the Company until December 31, 2019, on which date his voluntary resignation from employment with the Company will become effective (hereinafter “Separation Date”).
2.Executive’s Representations and Warranties. In exchange for the consideration described herein and in full settlement for any and all claims of any kind, known or unknown, that arose on or before the time Executive signed this Agreement, Executive hereby agrees to all terms of this Agreement, including that Executive specifically represents and warrants the following:

(a)	Executive has authority to enter into this Agreement (including on behalf of Executive’s marital community).

(b)	Executive has not transferred, in whole or in part, any rights related to Executive’s employment with the Company.

(c)	Subject to Section 8 below (Rights Not Waived), Executive intends to settle any and all claims that Executive may have against the Company.

(d)
Executive has fully complied with the terms of the Confidential Information, Inventions, Nonsolicitation and Noncompete Agreement dated March 26, 2007 (“Confidentiality Agreement”) (attached hereto as Exhibit A), which Executive acknowledges having previously signed in exchange for valid consideration; provided however that Executive may maintain his current involvement with the third party business entities listed in Exhibit B to this Agreement, only to the extent that such involvement does not violate Executive’s obligations under the Confidentiality Agreement.

3.Severance Benefits. In consideration for Executive timely entering into this Agreement, and subject to approval by the Compensation Committee of Zillow Group’s Board of Directors and subject to Executive’s compliance with all of the terms and conditions of this Agreement, the Company agrees to provide the following severance benefits to Executive:

(a)
Notwithstanding anything to the contrary in any stock option agreement, each outstanding stock option held by Executive that is vested as of the Separation Date (each, a “Vested Option”) shall remain exercisable until the earlier of (i) thirty-nine

(39) months from the Separation Date or (ii) the latest day upon which the Vested Option would have expired by its original terms under any circumstances. If Executive dies during the period in which he could have exercised a Vested Option, the Vested Option may be exercised during the above referenced time period only if and to the extent the Executive was entitled to exercise the Vested Option at the date of death and only by the person or persons to whom the Executive’s rights under the Vested Option shall pass by the Executive’s will or by the laws of descent and distribution of the state or country of domicile at the time of death. Executive may at any time while the Vested Options remain exercisable, subject to the limitations of the Company’s stock administration platform, transfer all or any portion of Executive’s Vested Options to  a family trust for the benefit of Executive, Executive’s spouse or Executive’s lineal descendants, or any combination of them, upon prior notice to the Company, which Vested Options shall otherwise remain subject to their terms and conditions following such transfer. The stock options shall be subject to applicable payroll taxes and withholding upon exercise, and shall otherwise be subject to the terms and conditions of the individual stock option agreements evidencing the grants and the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan under which they were granted.

(b)
From January 1, 2020 through June 30, 2020, on the last regular payroll date of each month, the Company will provide severance payments to Executive in the pro rata amount of his annual salary, minus applicable taxes and withholdings. Executive will only become eligible to receive the payments set forth in this Section 3(b) if he reaffirms the release of claims set forth in Section 6 by affixing his signature in the space provided at the end of this Agreement and delivering a copy of the reaffirmed Agreement to the General Counsel of the Company as set forth in Section 13 of this Agreement no earlier than December 31, 2019 and no later than January 15, 2020 (the “Reaffirmation Date”).

(c)
On the first regular payroll date that is at least ten (10) working days after the Separation Date, the Company will provide Executive with a lump sum payment of Four Hundred Thousand Dollars and No Cents ($400,000.00), minus applicable taxes and withholdings. This is intended to represent the performance bonus Executive may have otherwise been eligible to receive, in the Company’s sole discretion, for the second half of the 2019 performance period. Executive acknowledges and agrees that, except as provided in this Agreement, Executive would otherwise be ineligible to receive the discretionary performance bonus due to his voluntary resignation from employment as President of Media and Marketplaces with the Company prior to the end of the 2019 performance period.

(d)
On the first regular payroll date that is at least ten (10) working days after the Separation Date, the Company will provide Executive with a lump sum payment of Eleven Thousand Nine Hundred and Fifty-Six Dollars and Thirty-Two Cents ($11,956.32). This is intended to represent payments for 6 months of COBRA coverage for Executive to cover himself and his dependents, after deduction of applicable taxes and withholdings. The Company shall provide Executive with a COBRA election form and with written notice of his rights and obligations under COBRA, in accordance with law.

Executive specifically acknowledges and agrees that the Company is not obligated to make the payments set forth in this Section 3 (Severance Benefits) unless Executive agrees to the terms in this Agreement and that these payments and benefits are in exchange for entering into this Agreement. Executive agrees that the Company may withhold from any payments payable to Executive under this Agreement for any amounts Executive owes to the Company. Executive will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement. On the next regular payday after the Separation Date, the Company will pay Executive his normal wages for the most recent pay period through the Separation Date, plus any accrued but unused Paid Time Off (if applicable). Executive acknowledges that these payments, together with the payments Executive has already received, represent full payment of all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, incentive compensation and equity participation) that Executive earned as a result of Executive’s employment by the Company, including pay for all hours worked. Company owes Executive, and shall owe Executive, no further compensation or benefits of any kind, except as described above. In addition, any and all agreements to pay Executive compensation or benefits of any kind are terminated. Executive specifically acknowledges and agrees that the Releasees (defined in Section 6 below) have made no representations to Executive regarding the tax consequences of any payments or benefits received by Executive or for Executive’s benefit pursuant to this Agreement.
4.Equity Grants. Executive was awarded certain equity grants (stock options and restricted stock units) during the course of his employment. Executive agrees that he is only eligible to retain equity grants which have vested on or before the Separation Date, and that no additional or accelerated rights or vesting are being conferred as a result of the termination of Executive’s employment or his execution of this Agreement, except as expressly set forth in Section 3. Any remaining unvested portions of such grants shall cease to vest and shall automatically terminate as of the Separation Date. Executive understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any equity right granted to Executive during his employment and further understands and agrees that any claim arising on or before the date on which Executive executes this Agreement concerning any such equity grant is hereby released and waived pursuant to this Agreement.
5.Expense Reimbursement. Executive shall provide the Company with final expense reports within thirty (30) days following the Separation Date with respect to any eligible business expenses incurred prior to the Separation Date. The Company shall reimburse Executive for such expenses in accordance with, and to the extent such expenses are reimbursable pursuant to, the Company’s expense reimbursement policies in effect at the time such expenses were incurred by Executive.
6.Release of Claims. Subject to Section 8 below (Rights Not Waived) and subject to the Compensation Committee of Zillow Group’s Board of Directors approval of the compensation terms above, Executive hereby irrevocably releases the Releasees from any and all claims, rights, penalties, damages, debts, accounts, duties, costs, liens, obligations, liabilities, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Releasees, whether known or unknown, that arose on or before the time Executive signed this Agreement. The “Releasees” are the Company and each of its subsidiaries, parent companies, affiliates, joint venturers, insurers, insurance policies, and benefit plans; each of the current and former officers, directors, representatives, owners, members, partners, managers, shareholders, employees, agents, servants, administrators, fiduciaries and attorneys of the entities and plans described in this sentence; and the predecessors, successors, transferees, and assigns of each of the persons and entities described in this sentence.

(a)Subject to Section 8 below (Rights Not Waived) and subject to the Compensation Committee of Zillow Group’s Board of Directors approval of the compensation terms above, this release covers all statutory, common law, constitutional, and other claims, and includes but is not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; any and all contract claims of any nature (except breach of this Agreement), including but not limited to implied or express employment contracts and breach of the covenant of good faith and fair dealing, express or implied; any and all tort claims of any nature, including but not limited to claims for negligence, libel, slander, defamation, misrepresentation, fraud, negligent or intentional infliction of emotional distress, negligent hiring, retention and training, and negligent or intentional interference with business relations; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state or local statute or regulation; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and any claims that could be brought under any applicable local, state, or federal employment discrimination or other statutes, including the Americans with Disabilities Act of 1990 as amended (ADA), the Civil Rights Act of 1964 as amended (including Title VII of that Act), Section 1981 of U.S.C. Title 42, Section 1983 of U.S.C. Title 42, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Immigration and Nationality Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Family and Medical Leave Act (FMLA), the Sarbanes-Oxley Act, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Consumer Product Safety Improvement Act, the Occupational Safety and Health Act, the Food Safety Modernization Act, the Washington Law Against Discrimination (RCW 49.60), the Washington Family Care Act (RCW 49.12), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and the Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), and all similar federal, state and local laws; and, to the extent you were employed as a sales executive and/or business consultant, all claims which are alleged or could have been alleged in the putative class action styled as Nicole Correa v. Zillow Group, Inc., Case No. 30-2019-01057872-CU-OE-CXC (Orange County Superior Court). A copy of the complaint filed in the aforementioned matter will be provided upon request submitted to peoplelegal@zillowgroup.com.
(b)Subject to Section 8 below (Rights Not Waived) and subject to the Compensation Committee of Zillow Group’s Board of Directors approval of the compensation terms above, Executive agrees not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims Executive is releasing in this Agreement, either through any complaint to any governmental agency or otherwise.
(c)Executive represents that Executive has reported to the Company any and all complaints, lawsuits, declarations, administrative complaints or charges arising from or relating to any claims Executive is releasing in this Agreement. Executive further represents that Executive has not raised a claim of sexual harassment or abuse with the Company. These representations do not limit Executive’s right to file certain governmental charges in the future, as stated in Section 8 below (Rights Not Waived).
(d)Executive agrees that this Agreement gives Executive fair economic value for any and all potential claims Executive may have, and that Executive is not entitled to any other damages or relief. Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Agreement, Executive may learn information that might have affected Executive’s decision to enter into this Agreement. Executive acknowledges, for example, that Executive may learn of injuries of which Executive is not presently aware. Executive assumes this risk and all other risks of any mistake in entering into this Agreement. Executive agrees that this release is fairly and knowingly made.
7.No Admission of Liability. The Parties do not admit any liability or wrongdoing whatsoever with respect to any claims released herein, and the Parties expressly disclaim any liability and expressly deny any and all such liability and wrongdoing.
8.Rights Not Waived. Notwithstanding the foregoing, this release specifically excludes the following:
(a)Executive’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.
(b)Claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Reaffirmation Date or the Effective Date, whichever is later.
(c)Any rights and entitlements that cannot be waived as a matter of law, such as any workers’ compensation benefits and any unemployment compensation benefits, and any claims under the federal Age Discrimination in Employment Act.
(d)Executive’s right to (i) file any charges or participate in any investigations or proceedings conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), or any other governmental agency, although Executive is waiving any and all right to recovery of any monetary award or individual relief as to all claims Executive is releasing in this Agreement, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency; or (ii) disclose instances of sexual harassment or sexual assault.
(e)Executive’s right and ability to (i) provide testimony, information or documents if legally compelled to do so, or (ii) communicate with or provide information or documents to the EEOC, SEC, NLRB, DOL or other governmental agency; however in all cases, Executive agrees to take all reasonable steps (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.
9.Workers’ Compensation Claims. Executive acknowledges and agrees that Executive has already filed workers’ compensation claim(s) for any and all on-the-job injuries Executive suffered while employed by the Company, and that Executive has not suffered any on-the-job injuries for which Executive has not already filed a workers’ compensation claim.
10.Confidential Company Information. Executive acknowledges, affirms and agrees that Executive has previously executed the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”) for valid consideration, that Executive has not violated said Confidentiality Agreement, and that the terms and conditions of said Confidentiality Agreement are in force and survive the employment relationship, including but not limited to Executive’s continuing confidentiality, noncompetition, and nonsolicitation obligations, and are not affected by this Agreement, subject to Section 8 above (Rights Not Waived); provided however that Executive may maintain his current involvement with the third party business entities listed in Exhibit B to this Agreement, only to the extent that such involvement does not violate Executive’s obligations under the Confidentiality Agreement. Further, Executive is hereby provided notice that under the 2016 Defend

Trade Secrets Act, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other documented filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
11.Company Materials. On or before the Separation Date, except as may be otherwise mutually agreed by Executive and the Company’s General Counsel, Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of his employment with the Company. No later than the Separation Date, Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.
12.Cooperation with Legal and Licensing Matters. In exchange for the consideration described in this Agreement, Executive also agrees to fully cooperate in (i) the investigation, arbitration, or other legal action and defense of any claims, charges, allegations, or similar actions involving Releasees arising out of or related to conduct or events allegedly occurring on or before the Separation Date; (ii) the transition of certain business licensing and operations matters, including the transfer by the Company to another individual or individual(s) any mortgage-related business or professional licenses, registrations, designations, or responsibilities Executive may currently hold or maintain on behalf of or related to the Company; and (iii) perform the duties and execute the responsibilities required by applicable regulations. Cooperation with respect to this Section 12 shall include, upon request of the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; retaining relevant documents and other materials; making himself available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. Executive further agrees to immediately notify the Company if he is subject to a subpoena, investigation, demand, audit, or other inquiry by any state, local or federal regulator, agency, or other third party regarding, pertaining to, or related to the Company. Executive acknowledges that this is a material term of this Agreement, and that breach of this term would cause damage to the Company. Lack of compliance shall be shown by failure to notify the Company as required in this Section 12, and/or failure, after notice in writing, to abide by the Company’s request.
13.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Zillow Group, Inc.
1301 2nd Ave, Floor 31
Seattle, WA
legal@zillowgroup.com
Attn: General Counsel

If to Executive:

Greg Schwartz
Address and email on file at the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 13.
14.Final and Complete Agreement. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Executive’s employment with or termination from the Company, except as set forth in Section 10 (Confidential Company Information) above. Any modification of this Agreement must be made in a writing that specifically refers to this Agreement and is signed by Executive and the Company. No oral representations have been made or relied upon by the Parties. The Parties have cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either of the Parties.
15.No Disparagement. Subject to Section 8 above (Rights Not Waived), Executive will not make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Company and the press, regarding the Company, its affiliates, employees, agents, business, products or related activities, Executive’s relationship with the Company, or the termination of that relationship, including on any internet website or through any other social media source or outlet (e.g., Facebook, Twitter, Glassdoor, blogs, etc.), or industry group or chat room, publication or website.  The Company and the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf agree to refrain from engaging in disparagement with respect to Executive or Executive’s performance or otherwise taking any action that could reasonably be expected to adversely affect Executive’s personal or professional reputation and refrain from directing anyone to do so.
16.Internal and External Communications. Prior to November 15, 2019, the Parties will develop and mutually agree upon all external and internal statements regarding Executive’s departure and the subject matter of this Agreement (including without limitation press releases, public disclosures, and employee communications). All external and internal statements regarding Executive’s shall be limited to and consistent with such agreed upon statements, unless otherwise mutually agreed by the Parties.
17.Social Media. Notwithstanding anything in this Agreement to the contrary, Executive shall have the exclusive right to continue controlling, managing, producing and distributing content on his personal social media accounts, including without limitation Executive’s personal account on Twitter (@greg_m_schwartz), Instagram ((@raves9), Facebook (@GregSchwartz), and LinkedIn (www.linkedin.com/in/gregschwartz/) (collectively the “Social Media Accounts”).
18.Severability. If any provision of this Agreement or compliance by Executive or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Executive and the Company.
19.Governing Law; Venue; Attorneys’ Fees. This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the state of Washington. The Parties agree that any action or proceeding by either of the Parties arising out of or relating to Executive’s employment with, or termination from, the Company, or arising from or relating to this Agreement shall only be brought in a state or federal court located in King County, Washington. The Parties irrevocably consent to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorney’s fees and reasonable litigation costs. The Parties may assert this Agreement as a defense to any released claims the Executive might bring. Executive agrees that Executive will indemnify and hold the Company harmless from any breach of this Agreement by Executive. The Company agrees that Company will indemnify and hold the Executive harmless from any breach of this Agreement by the Company, except to the extent such breach is caused by Executive.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.
21.Headings Not Controlling. The headings in this Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.
22.Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.
23.Binding Effect. This Agreement is binding upon and shall benefit the Parties and their personal representatives, heirs, successors and assigns.

24.No Reliance. Executive warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Executive acknowledges that Executive has had the opportunity to conduct an investigation into the facts and evidence relevant to the decision to sign this Agreement. Executive acknowledges that, in deciding to enter into this Agreement, Executive has not relied on any promise, representation, or other information not contained in this agreement, and also has not relied on any expectation that the Company has disclosed all material facts. By entering into this Agreement, Executive is assuming all risks that Executive may be mistaken as to the true facts, that Executive may have been led to an incorrect understanding of the true facts, and/or that facts material to Executive’s decision to sign this Agreement may have been withheld. Executive will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THEIR CHOICE, AND THAT THEY SIGN THIS AGREEMENT WITH THE INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

ZILLOW GROUP, INC.	“Executive”

/s/ DAN SPAULDING	/s/ GREG SCHWARTZ
BY ITS Chief People Officer	Greg Schwartz
Dan Spaulding

Dated: November 15, 2019	Dated: November 15, 2019

REAFFIRMED AND AGREED TO:

Greg Schwartz

Dated:*
*The signature date must be no earlier than December 31, 2019 and no later than January 15, 2020.

EXHIBIT A

[Confidentiality Agreement]

EXHIBIT B

[Third Party Business Entities]